Exhibit 99.1

ELECTROMED, INC.

Creating superior care through innovation®

FOR IMMEDIATE RELEASE

Contacts:
Robert D. Hansen
Chairman and Chief Executive Officer
Electromed, Inc.
(952) 758-9299
bhansen@electromed.com

The Event Group, Inc.

Pankti Shah

pankti.shah@eventshows.com

763-548-1304

Electromed Announces Exercise of Over-allotment Option

New Prague, MN—September 29, 2010—Electromed, Inc. (NASDAQ: ELMD) announced that Feltl and Company, Inc., underwriter of its previously announced public offering, has exercised a portion of the over-allotment option to purchase additional shares of Electromed common stock in connection with Electromed’s initial public offering.  Feltl has purchased an additional 200,000 shares of Electromed's common stock at the initial public offering price of $4.00 per share, less the applicable underwriting discount.

Net proceeds from the initial public offering, including the over-allotment option, are expected to be approximately $5.99 million after deducting underwriting discounts and commissions and offering expenses.  Electromed intends to use the net proceeds to add employees to its Reimbursement, Patient Services and Administrative Departments; add members to its sales force and further develop its focus on institutional sales; continue its research and development efforts; and for general corporate purposes, including to pay down a portion of existing indebtedness, to finance equipment purchases and other capital expenditures in the ordinary course of business and to satisfy working capital needs.

A registration statement relating to the initial public offering of Electromed common stock was declared effective by the Securities and Exchange Commission on August 12, 2010. Copies of the final prospectus relating to the offering may be obtained from Feltl and Company, Inc. at 2100 LaSalle Plaza, 800 LaSalle Avenue, Minneapolis, MN 55402, (612) 492-8800.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Electromed, Inc.:

Electromed, Inc., founded in 1992 and headquartered in New Prague, Minnesota, manufactures, markets and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System and related products, to patients with compromised pulmonary function.  Additional information about Electromed, Inc. can be found at www.electromed.com.

Cautionary Statements

Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Our forward-looking statements in this release relate to the amount and intended uses for net proceeds from the initial public offering. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for Electromed include the existence of unexpected expenses, as well as other factors described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release. We do not intend to update publicly or revise any forward-looking statements.